UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2006

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 7, 2006, the board of directors of Xethanol Corporation (“Xethanol”) elected Edwin L. Klett to serve as a director of the company effective immediately. Mr. Klett was also appointed to serve as chairman of the board’s governance committee and as a member of its compensation committee. Xethanol’s board of directors has determined that Mr. Klett is an “independent” director within the meaning of Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended, and Section 121A of the Company Guide of the American Stock Exchange. A copy of the press release issued by Xethanol on December 8, 2006 announcing the election of Mr. Klett to the board of directors is attached to this Current Report on Form 8-K as Exhibit 99.1

In connection with his election as a director and appointment as a committee chairman and member, Mr. Klett was granted two non-qualified stock options under Xethanol’s 2005 Incentive Compensation Plan. The first option entitles Mr. Klett to purchase 40,000 shares of Xethanol’s common stock at an exercise price of $2.44 per share (which is equal to the closing sales price of the common stock on the date of grant as reported on the American Stock Exchange). This option vests in two equal installments of 20,000 shares each on the six-month and one year anniversaries of the date of grant. The second option entitles Mr. Klett to purchase 175,000 shares of Xethanol’s common stock at an exercise price of $2.44 per share. This option was fully vested upon the date of grant. Both these options expire on the tenth anniversary of the date of grant. Except for the foregoing, there has been no transaction during the past two years, or proposed transaction, to which Xethanol was or is to be a party in which Mr. Klett had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-B.

Item 9.01 Exhibits.

The following is the index of exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K or incorporated by reference herewith:

99.1	Press release issued by Xethanol Corporation on December 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: December 13, 2006	By:	/s/ David R. Ames
Name: David Ames
Title: President and Chief Executive Officer